Diverse Athlete Placement

DAP is a minority-owned business created by former athletes. We empower student-athletes in their career aspirations, support universities in guiding their athletes toward success, and enable businesses to discover and recruit qualified, talented individuals.


D A P
DIVERSE
ATHLETE
PLACEMENT

Invest

$100 minimum investment

DEADLINE: January 17, 2025

in 3 months

UNIT PRICE

$2.50

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$2,500,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

UNLOCKING POTENTIAL, FOSTERING INCLUSION – THE IDEAL PARTNER FOR ATHLETE-BUSINESS CONNECTIONS

Our motivation to start DAP (Diverse Athlete Placement) stemmed from our past athletic experiences and lack of strong inclusion candidates in the marketplace. Our co-founders Danya,is a BC Hall of Fame inductee and professional basketball player for 14 years, and Andrew, a high school basketball coach for 30 years and cofounder of a Boston Celtics non-profit, recognized that diversity, equity, and inclusion (DEI) initiatives often fall short at the corporate level. Combined with their experiences in navigating the professional field, the DAP team attempts to empower student-athletes to transition seamlessly into professional careers. We help athletes get Career and Life ready!

Teaching young athletes the importance of career longevity and security is the first step to capturing their true potential.

Athletes spend their lives engaging in team-based activities where they are rewarded for performance-based outcomes. Competitive drive, work ethic, and the desire to win are innate qualities of those performing at elite levels. Athletes at this level must have discipline, resilience, and grit. These are the intangible parts of any elite athlete's identity. **When combined with confidence, curiosity, and coachability, these traits separate great athletes—*and great employees.***

A FEW WORDS FROM OUR CO-FOUNDER...

"Once my college/pro career wrapped up, I found myself wondering, 'What now?' Not everyone makes the big bucks playing pro basketball, and our time in the game has an expiration date. Fortunately, I was able to leverage my personal network and landed a successful career as an insurance agent. The advice from folks who knew my situation firsthand was priceless. Diverse Athlete Placement was formed to help athletes, like myself, connect with a nationwide network of employers and find a job that suits our unique skills.

See, former athletes, we've got this incredible work ethic, discipline, and a knack for teamwork – qualities that make us top-notch employees. It's all about working together towards a common goal, just like in those locker rooms all over the world. My insurance career? Well, it's pretty much the same story. Now, I'm helping young folks land their dream jobs. It's all about playing to our strengths."

– Danya Abrams, Boston College Hall of Fame

Co-Founder/CEO Diverse Athlete Placement

PROBLEM

As they have progressed through their education, most student-athletes haven't faced the reality that even if they do make a professional team, their career can be cut short by an injury, a change in the coaching staff, or just a new, better player joining the team. This fate is very realistic for many professional athletes. Since sports have been such a main focus for their entire life, **many of these athletes lack the knowledge, support, and connections to successfully transfer into another professional career.**

SOLUTION

You can't win without a game plan. We aim to provide athletes with a new future. To address the issue of these athletes being underprepared to face a career shift post-professional athletics, the DAP team provides a platform to connect these people with various different career opportunities. By offering training and educational resources to these athletes, their professional skills will flourish, increasing their development and career trajectory. Financial literacy, networking, resume excellence, mental fitness and interview skills are a few topics that we cover.

Through our relationships with universities and businesses, we can ensure these athletes receive both the proper education and guidance during their career development.

The corporate world is a difficult arena to compete in, and through the help of the DAP platform, we can aid these athletes in furthering their professional careers and securing their financial success. Investing in the DAP platform is investing in the future of athletes for generations to come.

Our services include:

- **Resume and LinkedIn reviews** to help graduates put their best foot forward.
- **Identifying the transferable skills** athletes have learned in the classroom and on the field.
- Helping job seekers **articulate and leverage** those transferable skills in the job market.
- Matching them with **top employers** across the country looking for driven talent.
- Providing **ongoing career coaching** throughout the process to ensure every placement is a win-win for the employer and job seeker.


WE CONNECT
THE BEST WITH
THE BEST.

BUSINESS MODEL & MARKET

Our revenue streams plan to include:

- **Subscription Fees:** Universities and businesses pay for access to our training, learning, and development platform and resources.
- **Placement Fees:** A percentage of the first-year salary for each athlete successfully placed in a job.

U.S. College Sports Are A Billion-Dollar Game

Total revenue generated by NCAA athletic departments in 2019, by source


$0.30b
Guarantee Revenues
$0.79b
Other
$1.10b
Royalties, Licensing, Advertising
$1.55b
Student Fees
$2.01b
Ticket Sales
$2.87b
Donor Contributions & Endowments
$6.85b
Institution & Government Supports
$3.44b
Media Rights
NCAA Overall
$18.91b
Source: National Collegiate Athletic Association
statista

statista.com

TEAM

A WINNING COMBINATION

Meet the dynamic individuals behind Diverse Athlete Placement, a team committed to driving success in the world of sports recruitment. With decades of combined experience, our experts bring their unique skills, industry knowledge, and passion to every placement. Get to know the faces that make it all happen.



Danya Abrams

Co-Founder

BC Hall of Fame inductee and former professional basketball player with 14 years of experience. Passionate about empowering student-athletes and promoting diversity.



Greg Jones

Chairman of the Board

BOD Eversource, Community Leader

Greg Jones embarked on a remarkable journey in the world of finance and community involvement. He earned his B.S. degree in accounting from Morgan State University in 1979, setting the stage for his future accomplishments.

Academic Pursuits
Greg's commitment to education led him to further degrees. He achieved his M.A. in public administration from Carnegie Mellon University and his M.B.A. in finance as a Cigna Foundation Fellow from The Wharton School of the University of Pennsylvania. These credentials laid a strong foundation for his career.

A Career in Finance
In 1994, Jones joined JP Morgan in New York City, where he began as a division vice president. He would later transition to roles with Bechtel Construction and United Utilities, Pratt & Whitney, and Corporate Development Group/Divestiture Partners, specializing in strategy development, deal execution, and mergers and acquisitions.

Community Engagement
Greg's passion for community engagement led to the establishment of his nonprofit organization, The Legacy Foundation of Hartford, Inc., in April 2012. In 2017, he took on the role of vice president of community health and engagement at Hartford Healthcare, where he played a pivotal role in bridging the gap between healthcare and the community.

Leadership and Service
Greg Jones serves as the chairman of the board for The Legacy Foundation of Hartford, Inc. Additionally, he has made a significant impact as a board member of the Travelers Championship PGA Golf Tournament.

Family and Personal Life
Together with his wife, Lauren Allen-Jones, Greg resides in Avon, Connecticut, and is the proud father of two daughters, Erin Jones Geter and Morgan B. Jones. Greg Jones is not only a distinguished figure in the financial industry but also a dedicated community leader, committed to making a positive impact.



Andrew Mirken
Co-Founder

High school basketball coach for 30 years and cofounder of a Boston Celtics non-profit. Corporate leader in recruiting, committed to enhancing DEI initiatives and supporting student-athletes' transitions to professional careers.



Bruce Patz
CFO

Bruce Patz is an exceptionally successful business owner and operator who has made a significant impact in various sectors throughout his career. He serves as a Board of Director and Owner of PCM Merchant Services and CMP DBA Advantage Payroll Services. With a background rooted in finance and entrepreneurship, Bruce has become a prominent investor and advisor in various ventures.



Tom Nelson

Director - NIL and Financial Literacy

Tom Nelson is a distinguished Athletic Director at Brimmer and May School and Head Boys Basketball Coach who brings a wealth of experience and passion to the world of sports and education.



Linda Martindale

Mental Health

Meet Coach Linda Martindale, a certified wellness coach specializing in self-development, effective communication, and empowerment. With over 25 years of experience, Linda has been a guiding force for student-athletes and young adults.



Bobby Martin

Leadership and Community Engagement

Running BMB Training and Development LLC, a premier training program for basketball players at every level, since 2012.

Prior to starting his own basketball training company, Martin had a successful 16-year professional career that began with the Quad City Thunder of the CBA where he won the CBA Championship in 1994 and was named to the CBA All-Defensive team. Martin then embarked on an 11-year career in the Liga ACB in Spain where he was named as one of the top rebounders in ACB history by Solobasket.com.

In 1993, Martin was a member Team USA's gold medal winning team at the FIBA Americas Championship where he averaged 12.7 points per game to go along with 8.1 rebounds per game, five blocks and a 54.8 shooting percentage.

A three-year starter at Pittsburgh, Martin finished his time ranked 17th on the Pitt scoring list with 1,282 career points, 775 rebounds and 109 blocked shots. He was one of just eight Pitt players to score at least 20 points and grab at least 20 rebounds in a single game and tied the Pitt record for blocks in a game (7).

Out of high school, Martin was a 1987 McDonalds All-American, Street & Smith All-American and was a member of the Nation's best recruiting class which included the likes of (Arizona basketball head coach) Sean Miller, Brian Shorter, Darelle Porter, and Jason Matthews.



Chris Collins

Sport TV Host

Chris Collins is a versatile entrepreneur with over two decades of experience in television, radio, digital media, and business. He made a name for himself in the Boston sports scene in 1998, securing exclusive live interviews and breaking high-profile stories or news stations across the country.



Tome Barros

Boston Celtics Community Outreach

Tome, the Community Engagement Manager for the Boston Celtics, is committed to fostering understanding and inclusivity through sports and social justice initiatives, with contributions spanning various domains.



JR Butler

Recruiting Expert

JR is an accomplished tech leader with a track record of driving revenue and strategic success. He served as the Chief Revenue Officer at Pillir, where he forged a highly successful partnership with AWS, achieving top ISV Partner status and earning the title of the #1 ISV for AWS's SAP on AWS team in 2020. JR's exceptional skills were further showcased as he built a scalable and repeatable sales process for the company, leading to his recognition as one of CRN's Top Channel Chiefs for 2021. Prior to his role at Pillir, JR was an early employee at Turbonomic, where he played a pivotal role in the company's remarkable growth, expanding the customer base from 200 to 3,000 and the workforce from fewer than 50 to over 650 employees. His leadership led to consistent top-performing revenue regions, with accolades such as the Top Impact Player Award and Manager of the Year. He was subsequently promoted to Area Vice President and later Regional Vice President, contributing to the company's success in commercial sales and forging strong OEM partnerships with industry giants like Cisco and AppDynamics.

INVESTOR INVITATION

The DAP team is focused on **securing the futures of student-athletes for generations to come**. Investors, if interested in specific sports or athletes in particular, may be drawn to our platform through the tight-knit relationships we form. Many investors may have their own businesses or represent larger organizations that may be interested in future partnerships with the DAP platform. Developing early relationships with these people can foster greater opportunities for these athletes down the line.

Another core value of our platform is our dedication to DEI (Diversity Equity and Inclusion). For many investors looking to promote diversity in the corporate world, investing in the DAP platform can help develop a stronger presence for not only athletes but minorities alike, providing them with an opportunity that may not have been open to them before.

The DAP platform aims to have a large social impact on the landscape of post-athletics job placement, and with the help of early investors, we can continue to see change in a positive direction.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Marketing materials	$126,000	12.6%
Platform	$100,000	10.0%
Employees	$400,000	40.0%
Candidate Acquisition	$100,000	10.0%
College Recruitment	$125,000	12.5%
Client Maintenance	$100,000	10.0%
Intermediary fees	$49,000	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Membership Units , under registration exemption 4(a)(6), in DiverseAthletePlacement dba Diverse Athlete Placement. This offering must reach its target of at least $10,000 by its offering deadline of January 17, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,400,000 units
× $2.50 per unit

$3,500,000 implied valuation

FINANCIALS

Diverse Athlete Placement's official name is DiverseAthletePlacement, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Oct 18, 2024 • Primary offering of 400,000 units at $2.50

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